Exhibit 10.20

AMENDMENT #2 TO INDEPENDENT CONTRACTOR AGREEMENT

This Amendment #2 (“Amendment”) is dated effective April 1, 2026 (“Effective Date”) and amends that certain Independent Contractor Agreement dated effective March 1, 2025, as amended October 2, 2025 (the “Agreement”) between Rare Resource Recycling, Inc., a Texas corporation and wholly owned subsidiary of REEcycle Holdings, Inc. (the “Company”) and Sumsare Resources LLC, a Texas limited liability company (“You” or “you”). Capitalized terms used but not defined herein have the meaning provided in the Agreement.

1.	Services and Term. Schedule A to the Agreement is amended and restated per the attached Schedule A.

2.	No Other Amendments. Except as amended by Section 1 of this Amendment, the Agreement remains in full force and effect.

Agreed:

Rare Resource Recycling, Inc.		Sumsare Resources LLC

By:	/s/ Michael McMullen	By:	/s/ Nicholas Justin Froneman
Name:	Michael McMullen	Name:	Nicholas Justin Froneman
Title:	Chairman of the Board	Title:	Co-founder and Partner

Date:	5/13/2026	Date:	5/13/2026

REEcycle Holdings Inc.  |  8310 Castleford Street Ste. 320  |  Houston, TX 77040  |  347-573-0976  |  REEcycleInc.com

Schedule A:

1. Services: Sumsare Resources LLC’s principal, Nicholas Justin Froneman (“Principal”) will perform the services typically associated with the role of Chief Executive Officer, responsible for all aspects of the Company’s operations and commercial activities, including demonstration and commercial plant readiness and operations, procurement strategy for rare earth element feedstock, and DDM operations and commercialization. Supporting role to the Company’s Chairman of the Board with respect to capital raise, capital markets, investor relations and the proposed de-SPAC transaction with Hall Chadwick Acquisition Corp. (“HCAC Transaction”) Other services as requested by the Company’s Board.

2. Time Commitment; Other Business Activities: Principal will dedicate full time and effort to performance of the Services. Notwithstanding the foregoing, the Company acknowledges that you maintain the following commitments:

a. Co-founder in Sumsare Resources LLC, a role limited to private investing activities.

b. President and equity holder in PGMP. Principal has disclosed and the Company acknowledges this role, including in light of the Company’s sublease relationship with PGMP.

c. Strategic advisory services for Lifezone Metals (LZM) in its JV with Glencore.

d. Equity owner of Victus Solutions Group, a mining procurement company.

Sumsare, Principal and the Company agree to maintain an active dialogue on the time commitments associated with these other business activities, it being the Company’s expectation and Principal’s commitment that notwithstanding these other business activities, Principal will dedicate full time and effort to performance of the Services.

3. Term: Section 2 of the Agreement is amended to provide that the Term is extended for one (1) year from the Effective Date of the Amendment.

4. Cash Compensation. Section 3.1 of the Agreement is amended to provide that the Company will pay you a monthly fee of $30,000.00 beginning as of the Effective Date.

a. This is a gross fee and Sumsare and Principal acknowledge and agree their sole and exclusive obligation to report and pay any and all taxes associated with the fee.

b. Furthermore, Principal represents and warrants to the Company that Principal has benefits coverages (medical and other insurance as deemed appropriate by Principal) for Principal and his dependents such that even were any such benefits available to Principal from the Company, Principal would decline such benefits.

5. Equity Compensation. Principal and the Company agree to defer conversations around additional stock based compensation (including amount, form of consideration (RSU, options, etc.), and other materials terms such as price and vesting) until such time as a comprehensive equity compensation plan and strategy for the combined entity post the HCAC Transaction is developed, it being the Company’s and Principal’s current intention that Principal continue as CEO of the post-HCAC Transaction publicly traded company, and that Principal’s equity compensation on a then go-forward basis will reflect market conditions for the nature and stage of the Company and Principal’s level and expertise.

REEcycle Holdings Inc.  |  8310 Castleford Street Ste. 320  |  Houston, TX 77040  |  347-573-0976  |  REEcycleInc.com

Agreed:

Rare Resource Recycling, Inc.		Sumsare Resources LLC

By:	/s/ Micael McMullen	By:	/s/ Nicholas Justin Froneman
Name:	Micael McMullen	Name:	Nicholas Justin Froneman
Title:	Chairman of the Board	Title:	Co-founder and Partner

Date:	5/13/2026	Date:	5/13/2026

Principal:

By:	/s/ Nicholas Justin Froneman
Name:	Nicholas Justin Froneman

Date:	5/13/2026

REEcycle Holdings Inc.  |  8310 Castleford Street Ste. 320  |  Houston, TX 77040  |  347-573-0976  |  REEcycleInc.com

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